Exhibit 10.21

ACQUISITION AGREEMENT

BETWEEN

ODYSSEY MARINE EXPLORATION, INC.

AND

MONACO FINANCIAL, LLC,

MAGELLAN OFFSHORE SERVICES LTD,

FREEPORT OCEAN MINERALS LTD,

AND

SEASCAPE ARTIFACT EXHIBITS, INC.

DATED AS OF

NOVEMBER 10, 2015

INDEX OF EXHIBITS

Exhibit A	—	Form of Bill of Sale

Exhibit B	—	Form of Assignment

Exhibit C	—	Deed

Exhibit D	—	Assignment and Assumption of Lease

Exhibit E	—	Amendment to Notes

Exhibit F	—	MMS Agreement

Exhibit G	—	Services Agreement

Exhibit H	—	VTC Agreement

Exhibit I	—	Odyssey Lease-Back Lease

Exhibit J	—	Marketing Amendment

Execution Version

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), dated as of December 10, 2015, is made and entered into between ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (“Seller”), on the one hand, and MONACO FINANCIAL, LLC, a California limited liability company (“Monaco”), MAGELLAN OFFSHORE SERVICES LTD, a Bahamian company (“Magellan”), FREEPORT OCEAN MINERALS LTD, a Bahamian company (“Freeport”), SEASCAPE ARTIFACT EXHIBITS, INC., a Nevada corporation (“Seascape”). Monaco, Magellan, Freeport, and Seascape are sometimes individually referred to as a “Buyer Party” and collectively referred to as the “Buyer Parties.”

RECITALS

WHEREAS, Seller is a world leader in deep-ocean exploration, and one of its businesses consists of researching, exploring for, excavating, and recovering shipwrecks and their cargoes and thereafter marketing and selling the items recovered (the “Shipwreck Business”); and

WHEREAS, Seller wishes to sell and assign to the Buyer Parties, and the Buyer Parties wish to purchase and assume from Seller, certain assets related to the Shipwreck Business, as well as certain other assets, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

Definitions

The following terms have the meanings specified or referred to in this Article 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Amendment to Notes” has the meaning set forth in Section 3.02(a)(v).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assignments” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bills of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(g).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tampa, Florida or Newport Beach, California are authorized or required by Law to be closed for business.

“Buyer Party” and “Buyer Parties” have the meanings set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Covered Shipwrecks” means (a) the shipwrecks included in the proprietary shipwreck database and research library that constitute a portion of the Purchased Assets, excluding any shipwrecks the rights to which constitute Excluded Assets, and (b) any other shipwrecks discovered or identified by or presented to Seller or Magellan or any of its Affiliates during the five-year period after the date of this Agreement.

“Deductible” has the meaning set forth in.

“Deed” has the meaning set forth in Section 3.02(a)(iii).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Buyer Parties concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Existing Monaco Indebtedness” means all principal and accrued interest owed by Odyssey to Monaco pursuant to the Loan Agreement dated as of August 14, 2014, between Monaco and Odyssey, as evidenced by the Promissory Notes dated August 14, October 1, and December 1, 2014, respectively, by Odyssey in favor of Monaco.

“FIRPTA Certificate” has the meaning set forth Section 7.02(g).

“Freeport” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(a) of the Disclosure Schedules.

“Laurel Lease” has the meaning set forth in Section 4.06(b).

“Leased Real Property” has the meaning set forth in Section 4.06(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Magellan” has the meaning set forth in the preamble.

“Marketing Amendment” has the meaning set forth in Section 3.02(a)(x).

“Master Services Agreement” means the Master Services Agreement, effective as of March 7, 2014, between Seller and Ira O. Kane, solely in his capacity as receiver.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Monaco; (vi) any matter of which Monaco is aware on the date hereof; (vii) any changes in applicable Laws or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“MMS Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Material Contracts” has the meaning set forth in Section 4.04(a).

“Monaco” has the meaning set forth in the preamble.

“Monaco Advances” means one or more advances made by Monaco to Odyssey pursuant to Part IV of the Confidential Term Sheet executed and delivered on October 20, 2015, but dated October 16, 2015, between Odyssey and Monaco, including all principal and accrued interest owed by Odyssey to Monaco thereunder.

“Odyssey Lease-Back Lease” has the meaning set forth in Section 3.02(a)(ix).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Coins and Bullion” has the meaning set forth in Section 1.01(b) of the Disclosure Schedules.

“Purchased Neptune Assets” has the meaning set forth in Section 1.01(c) of the Disclosure Schedules.

“Recovery Costs” means (a) all reasonable and direct costs and expenses for offshore archaeological operations with respect to a Covered Shipwreck, plus any costs of conservation, documentation, certification, legal fees, transportation and any other costs that are reasonably necessary to complete a project related to such Covered Shipwreck, in each case incurred by Magellan or any of its Affiliates; (b) any payments or percentages to owners, governments or other entities as may be negotiated or determined by a court of competent jurisdiction; (c) any percentages up to 5.0% paid or incurred as marketing fees; and (d) any percentages paid to investors, provided that those obligations were disclosed in advance and Odyssey has been provided with a right of refusal to participate proportionally in any investment that may be required to fund the project for such Covered Shipwreck to prevent any dilution to Odyssey’s economic interest in Covered Shipwreck.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seascape” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Services Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Shipwreck Assets” has the meaning set forth in Section 1.01(d) of the Disclosure Schedules.

“Shipwreck Business” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bills of Sale, the Assignments, the Deed, the Assignment and Assumption of Lease, the Amendment to Notes, the MMS Agreement, the Services Agreement, the VTC Agreement, the Odyssey Lease-Back Lease, the Marketing Amendment, and the other agreements, instruments, and documents required to be delivered at the Closing.

“Valuable Trade Cargo” means numismatic coins, collectible coins, bullion coins, bullion, ingots, pottery and other valuable trade goods that are recovered from any Covered Shipwreck that will be available for sale by any of the Magellan or any of its Affiliates.

“VTC Agreement” has the meaning set forth in Section 3.02(a)(viii).

Article 2

Purchase and Sale

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and, at a time to be mutually agreed by the parties, deliver to the Buyer Parties, and the Buyer Parties shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Purchased Assets”):

(a) the Shipwreck Assets, to the extent they primarily relate to the Shipwreck Business, including all Contracts included within the Shipwreck Assets (the “Assigned Contracts”);

(b) the Purchased Coins and Bullion;

(c) the Purchased Neptune Assets;

(d) the Owned Real Property;

(e) any other assets of Seller to the extent such assets exist as of the Closing Date and primarily relate to the Shipwreck Business;

(f) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(g) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, records and data, sales material and records, material and research, that exclusively relate to the Purchased Assets, other than books and records set forth in Section 2.02(c) (“Books and Records”).

Section 2.02. Excluded Assets. Other than the Purchased Assets subject to Section 2.01, the Buyer Parties expressly understand and agree that they are not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) all Contracts that are not Assigned Contracts;

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and any other books and records which Seller is prohibited from disclosing or transferring to any Buyer Party under applicable Law and is required by applicable Law to retain;

(d) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(e) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(f) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(g) all assets, properties and rights primarily used by Seller in its businesses other than the Shipwreck Business;

(h) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(i) the assets, properties and rights specifically set forth in Section 2.02(i) of the Disclosure Schedules.

Section 2.03. Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Buyer Parties shall assume and agree to pay, perform and discharge the liabilities and obligations of Seller set forth in Section 2.03 of the Disclosure Schedules (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, the Buyer Parties shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 2.04. Excluded Liabilities. The Buyer Parties shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Shipwreck Business and the Purchased Assets prior to the Closing Date;

(b) any liabilities or obligations relating to or arising out of the Excluded Assets;

(c) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(d) any liabilities and obligations of Seller set forth in Section 2.04(d) of the Disclosure Schedules.

Section 2.05. Consideration. The aggregate consideration of the Buyer Parties for the Purchased Assets shall be (a) the repayment of the Assumed Liabilities, (b) the reduction or modification of the Existing Monaco Indebtedness, as contemplated by the Amendment to Notes, and (c) the satisfaction of the Monaco Advances.

Section 2.06. Additional Consideration.

(a) As additional consideration for the transactions contemplated by this Agreement, one or more of the Buyer Parties shall pay to Seller, with respect to each Covered Shipwreck, an aggregate amount equal to the product of (i) 0.2125, multiplied by (ii) the difference between (x) the proceeds to Magellan or any of its Affiliates from sales of the portion of Valuable Trade Cargo from such Covered Shipwreck that is monetized by Magellan or any of its Affiliates, minus (y) the Recovery Costs incurred by Magellan or any of its Affiliates related to such Covered Shipwreck.

(b) Magellan shall pay all amounts owed to Seller pursuant to Section 2.06(a) as soon as reasonably practicable after any Valuable Trade Cargo from a Covered Shipwreck is monetized by Magellan or any of its Affiliates and the amount payable to Seller can be reasonably calculated pursuant to Section 2.06(a).

(c) If Seller disputes in good faith, in whole or in part, any amount Magellan determines to be owed to Seller pursuant to this Section 2.06, Magellan shall pay such amount that is not in dispute and shall be entitled to withhold the balance pending resolution of the dispute.

Section 2.07. Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to any Buyer Party of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article 7, the Closing shall occur notwithstanding the foregoing without any adjustment to the consideration delivered by the Buyer Parties on account thereof. Following the Closing, Seller and the Buyer Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, one or more of the Buyer Parties shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor any Buyer Party shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to the Buyer Party designated by Monaco the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to a Buyer Party following the Closing pursuant to this Section 2.07, the Buyer Parties and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to the Buyer Party designated by Monaco as of the Closing and the performance by such Buyer Party of its obligations with respect thereto. Such Buyer Party shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at such Buyer Party’s expense, hold in trust for and pay to such Buyer Party promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Article 3

Closing

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman LLP, 401 East Jackson Street, Suite 1700, Tampa, Florida, at 9:00 a.m. (Eastern Time), on the second Business Day after all of the conditions to Closing set forth in Article 7 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Monaco may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver to the Buyer Parties the following:

(i)	one or more bills of sale in substantially the form of Exhibit A hereto (the “Bills of Sale”), duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to the Buyer Party or the Buyer Parties designated by Monaco;

(ii)	one or more assignments in substantially the form of Exhibit B hereto (the “Assignments”), duly executed by Seller, transferring the intangible personal property included in the Purchased Assets to the Buyer Party or the Buyer Parties designated by Monaco;

(iii)	with respect to the Owned Real Property, a special warranty deed in substantially the form of Exhibit C hereto (the “Deed”), duly executed and notarized by Seller;

(iv)	with respect to the Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (the “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(v)	the Amendment to Promissory Notes in substantially the form of Exhibit E hereto (the “Amendment to Notes”), duly executed by Seller;

(vi)	a Master Marine Services Agreement in substantially the form of Exhibit F hereto (the “MMS Agreement”), duly executed by Seller;

(vii)	a Services Agreement in substantially the form of Exhibit G hereto (the “Services Agreement”), duly executed by Seller;

(viii)	a VTC Agreement in substantially the form of Exhibit H hereto (the “VTC Agreement”), duly executed by Seller;

(ix)	a lease in substantially in the form of Exhibit I (the “Odyssey Lease-Back Lease”), duly executed by Seller;

(x)	a First Amendment to Exclusive Marketing and Sales Agreement in substantially the form of Exhibit J hereto (the “Marketing Amendment”), duly executed by Seller;

(xi)	the Seller Closing Certificate;

(xii)	the FIRPTA Certificate;

(xiii)	the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(xiv)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Monaco, as may be required to give effect to this Agreement.

(b) At the Closing, the Buyer Parties shall deliver to Seller the following:

(i)	written evidence, in form and substance reasonably acceptable to Seller, that the Assumed Liabilities have been repaid or otherwise satisfied in full;

(ii)	the Assignments, duly executed by the appropriate Buyer Party or Buyer Parties;

(iii)	the Assignment and Assumption of Lease, duly executed by appropriate Buyer Party;

(iv)	the Amendment to Notes, duly executed by Monaco;

(v)	the MMS Agreement, duly executed by Magellan;

(vi)	the Services Agreement, duly executed by Seascape;

(vii)	the VTC Agreement, duly executed by Magellan;

(viii)	all promissory notes evidencing the Monaco Advances, marked “CANCELLED” by Buyer;

(ix)	the Odyssey Lease-Back Lease, duly executed by Magellan;

(x)	the Marketing Amendment, duly executed by Monaco;

(xi)	the Buyer Closing Certificate;

(xii)	the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f); and

(xiii)	such other customary instruments of assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Article 4

Representation and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to the Buyer Parties that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.01. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Shipwreck Business as currently conducted.

Section 4.02. Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the Buyer Parties) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Shipwreck Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04. Material Contracts.

(a) Section 4.04(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Shipwreck Business or the Purchased Assets (“Material Contracts”):

(i)	all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)	all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of Shipwreck Business, for consideration in excess of $100,000; and

(iii)	except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000.

(b) Except as set forth on Section 4.06(b) of the Disclosure Schedules, Seller is not in breach of, or default under, (i) the Master Services Agreement or (ii) any Material Contract, except in each case for such breaches or defaults that would not have a Material Adverse Effect.

Section 4.05. Title to Tangible Personal Property. Except as set forth in Section 4.05 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.06. Real Property.

(a) Section 4.06(a) of the Disclosure Schedules sets forth all material real property owned by Seller (the “Owned Real Property”). Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Section 4.06(a) of the Disclosure Schedules].

(b) Section 4.06(b) of the Disclosure Schedules sets forth Owned Real Property leased by Seller to a tenant (the “Leased Real Property”), and a list, as of the date of this Agreement, of the lease for such Leased Real Property (the “Laurel Lease”).

(c) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Owned Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Owned Real Property. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

Section 4.07. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.07(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Shipwreck Business or the Purchased Assets, which if determined adversely to Seller would result in a Material Adverse Effect.

(b) Except as set forth in Section 4.07(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Shipwreck Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.08. Compliance With Laws; Permits.

(a) Except as set forth in Section 4.08(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Shipwreck Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for Seller to conduct the Shipwreck Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

Section 4.09. Restrictive Covenants. The individuals listed in Section 4.09 of the Disclosure Schedules are bound by restrictive covenants in favor of Seller in the applicable forms previously provided to the Buyer Parties.

Section 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller for which any Buyer Party would be liable.

Section 4.11. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Shipwreck Business and the Purchased Assets or as to the future revenue, profitability or success of the Shipwreck Business, or any representation or warranty arising from statute or otherwise in law.

Article 5

Representations and Warranties of the Buyer Parties

The Buyer Parties represent and warrant to Seller that the statements contained in this Article 5 are true and correct as of the date hereof.

Section 5.01. Organization and Authority of the Buyer Parties. Each of the Buyer Parties has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 5.02. Authority of the Buyer Parties. Each of the Buyer Parties has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer Parties of this Agreement and any other Transaction Document to which such Buyer Party is a party, the performance by each Buyer Party of its respective obligations hereunder and thereunder and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer Parties. This Agreement has been duly executed and delivered by each Buyer Party, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of the Buyer Parties enforceable against the Buyer Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which a Buyer Party is or will be a party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by the Buyer Parties of this Agreement and the other Transaction Documents to which a Buyer Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational document) of such Buyer Party; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Buyer Party; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any Buyer Party is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer Party’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Buyer Party in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on the Buyer Parties’ ability to consummate the transactions contemplated hereby and thereby.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Buyer Party for which Seller would be liable.

Section 5.05. Sufficiency of Funds. The Buyer Parties have sufficient cash on hand or other sources of immediately available funds to enable it to deliver the consideration owed to Seller and consummate the transactions contemplated by this Agreement.

Section 5.06. Independent Investigation. The Buyer Parties have conducted their own limited independent investigation, review and analysis of the Shipwreck Business and the Purchased Assets, and acknowledge that they have been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. The Buyer Parties acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer Parties have relied solely upon the express representations and warranties of Seller set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Shipwreck Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules).

Article 6

Covenants

Section 6.01. Access to Information. From the date hereof until the Closing, Seller shall (a) afford Monaco and its Representatives reasonable access to and the right to inspect all of the Owned Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Shipwreck Business; (b) furnish Monaco and its Representatives with such financial, operating and other data and information related to the Shipwreck Business as Monaco or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Monaco in its investigation of the Shipwreck Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the business of Seller. All requests by Monaco for access pursuant to this Section 6.01 shall be submitted or directed exclusively to Laura L. Barton or such other individuals as Seller may designate in writing from time to time.

Section 6.02. Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Monaco has the right to, but does not elect to, terminate this Agreement within three Business Days of its receipt of such Schedule Supplement, then the Buyer Parties shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.03. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, the Buyer Parties shall:

(i)	retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)	upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by any Buyer Party after the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Shipwreck Business and its operations for periods prior to the Closing; and

(ii)	upon reasonable notice, afford the Buyer Parties’ Representatives reasonable access (including the right to make, at the Buyer Parties’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither Monaco nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.03 where such access would violate any Law.

Section 6.04. Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

Section 6.05. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.06. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, Seller agrees to enforce, for itself and on behalf of the Buyer Parties, the restrictive covenants referenced in Section 4.09 against any of the individuals listed in Section 4.09 of the Disclosure Schedules who may be in breach or violation thereof.

Article 7

Conditions to Closing

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03, in each case, in form and substance reasonably satisfactory to Monaco, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02. Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Monaco’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article 4 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to the Buyer Parties duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Monaco shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Monaco shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Monaco shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Monaco shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Buyer Parties contained in Article 5 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer Parties’ ability to consummate the transactions contemplated hereby.

(b) The Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) The Buyer Parties shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Monaco, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Monaco certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent group) of each of the Buyer Parties authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Monaco certifying the names and signatures of the officers of the Buyer Parties authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Article 8

Indemnification

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02. Indemnification by Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify the Buyer Parties against, and shall hold the Buyer Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Party based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03. Indemnification by the Buyer Parties. Subject to the other terms and conditions of this Article 8, the Buyer Parties shall jointly and severally indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Buyer Party pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04. Certain Limitations. The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $350,000, in which event the Indemnifying Party shall be required to pay or be liable for all such Losses back to the first dollar.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $3.0 million.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of Shipwreck Business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(f) Seller shall not be liable under this Article 8 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if any Buyer Party had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05. Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, on the one hand, and the Buyer Parties, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06. Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement)] for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.06 shall limit any Person’s right to seek any remedy on account of any intentional fraud by any party hereto.

Article 9

Termination

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Monaco;

(b) by Monaco by written notice to Seller if:

(i)	No Buyer Party is then in material breach of any provision of this Agreement, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure cannot be cured by Seller by December 17, 2015 (the “Drop Dead Date”); or

(ii)	any of the conditions set forth in Section 7.02 or Section 7.02 shall not have been by the Drop Dead Date, unless such failure shall be due to the failure of any Buyer Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Monaco if:

(i)	Seller is not then in material breach of any provision of this Agreement, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Buyer Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure cannot be cured by such Buyer Party by the Drop Dead Date; or

(ii)	any of the conditions set forth in Section 7.02 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Monaco or Seller in the event that:

(i)	there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 9 and Article 10 hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article 10

Miscellaneous

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants,

incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, if the Closing occurs, Seller shall be responsible for the payment (not accrual) of one-half of all fees and disbursements of counsel incurred in connection with the preparation and negotiation of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; and the Buyer Parties, collectively, shall be responsible for the payment (not accrual) of the other one-half of such fees and disbursements.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Odyssey Marine Exploration, Inc.
5215 West Laurel Street
Tampa, Florida 33607
Attention: President and CFO
Email: mark@odysseymarine.com

With a copy to:	Akerman LLP
401 East Jackson Street
Suite 1700
Tampa, Florida 33602
Attention: David M. Doney
Email: david.doney@akerman.com

If to the Buyer Parties:	c/o Borchard & Callahan, APC
25909 Pala
Suite 300
Mission Viejo, California 92691
Attention: Thomas Borchard
Email: tborchard@borchardlaw.com

Section 10.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that any Buyer Party may, without Seller’s prior written consent, (a) assign any or all of its rights and interests hereunder to one or more Affiliate of Monaco and (b) designate one or more of Affiliate of Monaco to perform its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF TAMPA AND COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12. Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

By:
Mark D. Gordon
President and Chief Executive Officer

MONACO FINANCIAL, LLC

By:
Michael A. Carabini
President

MAGELLAN OFFSHORE SERVICES LTD

By:
Michael A. Carabini
President

FREEPORT OCEAN MINERALS LTD

By:
Michael A. Carabini
President

SEASCAPE ARTIFACT EXHIBITS, INC.

By:
Michael A. Carabini
President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

By:
Mark D. Gordon
President and Chief Executive Officer

MONACO FINANCIAL, LLC

By:
Michael A. Carabini
President

MAGELLAN OFFSHORE SERVICES LTD

By:
Michael A. Carabini
President

FREEPORT OCEAN MINERALS LTD

By:
Michael A. Carabini
President

SEASCAPE ARTIFACT EXHIBITS, INC.

By:
Michael A. Carabini
President